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                                                     FOR IMMEDIATE RELEASE

Contact:  Tom Herrick

             Investor Relations

             (805) 685-9880

             MIRAVANT OBTAINS $15 MILLION CONVERTIBLE LINE OF CREDIT

SANTA BARBARA,  Calif.,  March 8, 2005 - Miravant Medical  Technologies  (OTCBB:
MRVT), a pharmaceutical development company specializing in PhotoPoint(R) photodynamic therapy (PDT), announced today that it has finalized a convertible debt line-of-credit agreement for up to $15.0 million with a long-standing Miravant investor. The funds will be available at the Company's discretion in increments of up to $1.0 million per month, with any unused monthly borrowings to be carried forward. The borrowings are convertible into shares of Common Stock based on a premium of 110% of the average monthly closing price of the month preceding each borrowing request. Additionally, we will issue a warrant to purchase one-quarter of a share of Common Stock for each convertible share of Common Stock issued. The exercise price of each warrant will also be equal to 110% of the average monthly closing price of the month preceding the borrowing request.

Gary S. Kledzik, Ph.D., chairman and chief executive officer, stated, "We are very pleased to secure this financing to support our PhotoPoint development programs. This line of credit will provide funding for the PHOTREX(TM) confirmatory phase III clinical trial for age-related macular degeneration, in which we expect to begin patient enrollment next quarter."

Additional information about the terms of the convertible debt line of credit agreement is contained in the Company's Form 8-K to be filed with the Securities and Exchange Commission no later than March 10, 2005.

About-Miravant

Miravant Medical Technologies specializes in the development of pharmaceuticals and devices for photoselective medicine, developing its proprietary PhotoPoint photodynamic therapy (PDT) for large potential markets in ophthalmology, dermatology, cardiovascular disease and oncology. PhotoPoint PDT uses light-activated drugs to selectively target diseased cells and blood vessels. The Company's lead drug, PHOTREX (rostaporfin, SnET2), in development as a treatment for patients with wet age-related macular degeneration (AMD), has received an Approvable Letter from the U.S. Food and Drug Administration (FDA) and a Special Protocol Assessment (SPA). The Company has collaborative and securities purchase agreements with Guidant Corporation in support of PDT applications in cardiovascular disease, including atherosclerosis and vulnerable plaque.

Safe-Harbor-Statement

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to those by Dr. Kledzik and other statements about the availability of monthly borrowings under the convertible debt line of credit; the potential use of PHOTREX as a treatment for wet AMD; enrolling patients in the confirmatory phase III clinical trial in the next quarter; and the Company's development programs for large potential markets in ophthalmology, dermatology, cardiovascular disease and oncology, and relate to our future plans, objectives, expectations and intentions. Our actual results may differ materially from those described in these statements. For instance, the occurrence of one or more of the following may cause our results to differ from our plans: the investors may determine not to advance funds to the Company under the line of credit, either because certain specified conditions have not been satisfied, because the Company's operations are, in their judgment, not meeting its business objectives, or for any other reason, in the investors' sole discretion; the Company's operating capital may not be sufficient to continue some or all of its development programs, complete the NDA review process or continue as a going concern; potential future funding may not be available when needed if at all or under terms acceptable to the Company; the Company may not meet the covenants of the December 2002 Debt Agreement, the August 2003 Convertible Debt and Warrant Purchase Agreement, or the March 2005 $15.0 million convertible Note and Warrant Purchase Agreement, which would give the holders under these agreements the right to call outstanding debt immediately due and payable; the Company may not achieve certain milestones required to receive future investments under its Collaboration Agreement with Guidant Corporation; the Company may be unable to resolve all issues and conditions associated with the PHOTREX New Drug
Application; the FDA may require further clinical studies before granting marketing approval, or may limit labeling claims, or may not grant marketing approval at all; even if approved, the Company may not have the necessary resources or corporate partnering relationship(s) to commercialize PHOTREX and the degree of acceptance cannot be guaranteed; the Company may decide not to or may be unable to further develop its PhotoPoint drugs in ophthalmology, dermatology, cardiovascular disease and/or oncology; the Company may not be able to demonstrate the safety or efficacy of its drugs in development or achieve their regulatory approvals; and/or partnering discussions may not progress or may not provide the funding and support the Company needs. For a discussion of additional important risk factors that may cause our results to differ from those described above, please refer to our annual report on Form 10-K for the year ended December 31, 2003, our quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2004, and our other quarterly and periodic reports filed with the Securities and Exchange Commission. Our products require regulatory approval before marketing, sales or clinical use. PhotoPoint(R) is a registered trademark of Miravant Medical Technologies. PHOTREX(TM) is a trademark of Miravant Medical Technologies.

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